FOURTH AMENDMENT TO LEASE

        THIS FOURTH AMENDMENT TO LEASE (the “Amendment”) is made and entered into effective as of February 27, 2009 (the “Effective Date”) by and between NORTHLAND CAMBRIDGE STREET LLC, a Delaware limited liability company (“Landlord”) and PALOMAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain Commercial Lease dated June 17, 1999 (the “Original Lease”) by and between 82 Cambridge Street Associates, LLC and Tenant, as amended by that certain First Amendment to Lease dated as of March 20, 2000 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of January 18, 2006 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of July 30, 2007 (the “Third Amendment”). The Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment and this Fourth Amendment is herein referred to as the “Lease”.

B.

Pursuant to the Original Lease, as amended to date, Tenant currently leases certain office space consisting of (i) 55,450 rentable square feet in the building located at 82 Cambridge Street, Burlington, Massachusetts (the “82 Cambridge Street Premises”) and 13,600 rentable square feet in the building located at 80 Cambridge Street, Burlington, Massachusetts (the “80 Cambridge Street Premises”). Collectively, the 82 Cambridge Street Premises and 80 Cambridge Street Premises shall be referred to herein as the “Premises”.

C.	The Term of the Lease will expire on August 31, 2009.

D.

Tenant has requested that Landlord extend the term of the Lease to August 31, 2010 (the “Extended Term”) and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.

        NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Term; No Extension Option.

1.01.	Effective as of the Effective Date, the Term of the Lease shall be extended to August 31, 2010, which date shall be the expiration date of the Extended Term (the “Expiration Date”).

1.02.

Tenant hereby acknowledges and agrees that all rights of Tenant set forth in the Lease to extend the term of the Lease, including without limitation Exhibit B of the Original Lease, have expired without being exercised and thus are of no further force or effect.

2.	Monthly Base Rent.

2.01.

Effective as of September 1, 2009, the Base Rent for the Premises shall be $135,558.33 per month (i.e. $121,391.67 per month for the 82 Cambridge Street Premises and $14,166.67 per month for the 80 Cambridge Street Premises).

2.02.

Tenant hereby acknowledges and agrees that the obligations of Tenant under the Lease shall be separate and independent covenants and agreements, that Base Rent and all other amounts due under the Lease (collectively, “Rent”) shall continue to be payable in all events and that the obligations of Tenant under the Lease shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of the Lease.

3.	Holdover.

3.01.

Section 23 of the Original Lease notwithstanding, if Tenant fails to surrender all or any part of the Premises at the termination of this Lease in the condition required pursuant to the Lease (including without limitation Section 27 of the Original Lease), occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the sum of the Base Rent and additional rent (including without limitation Real Estate Taxes and Operating Costs) due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall (i) be liable for all damages that Landlord suffers from the holdover, including without limitation all consequential damages arising therefrom, and (ii) indemnify and hold landlord harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by law), which may be imposed upon, incurred by or asserted against Landlord by any third party and arising out of or in connection with such holdover.

4.	Miscellaneous.

4.01.	Effective as of the Effective Date, Sections 37 and 38 of the Original Lease shall be of no further force or effect.

4.02.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in the Original Lease (as amended by the First Amendment, Second Amendment and Third Amendment) or this Amendment.

4.03.

Except as herein modified or amended, the provisions, conditions and terms of the Original Lease (as amended by the First Amendment, Second Amendment and Third Amendment) shall remain unchanged and in full force and effect.

4.04.

In the case of any inconsistency between the provisions of the Original Lease (as amended by the First Amendment, Second Amendment and Third Amendment) and this Amendment, the provisions of this Amendment shall govern and control.

4.05.	Neither Landlord nor Tenant shall be bound by this Amendment until both Landlord and Tenant have executed the same.

4.06.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Original Lease (as amended by the First Amendment, Second Amendment and Third Amendment) to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

4.07.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

4.08.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[signatures on following page] IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment to Lease as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

/s/ Leika Cooke	NORTHLAND CAMBRIDGE STREET LLC, a Delaware limited liability company

Name (print): Leika Cooke	By:/s/ Steven P. Rosenthal
Name: Steven P. Rosenthal
Title: CEO, President and Treasurer

WITNESS/ATTEST:	TENANT:

/s/ Eleanor Chemlen	PALOMAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation

Name (print): Eleanor Chemlen	By: /s/ Paul S. Weiner
Name: Paul S. Weiner
Title: CFO